                                                                    EXHIBIT 2.1








                            STOCK EXCHANGE AGREEMENT


                                     among


                            U.S. TECHNOLOGIES INC.,


                                 E2ENET, INC.,


                                      and


                      CERTAIN STOCKHOLDERS OF E2ENET, INC.




                         Dated as of February 21, 2000

                               TABLE OF CONTENTS


ARTICLE I    DEFINITIONS
         1.1      Definitions...................................................................  2
         1.2      Interpretation................................................................  6
         1.3      Accounting Terms..............................................................  7

ARTICLE II   EXCHANGE OF SHARES
         2.1      Exchange of Shares............................................................  7
         2.2      The Closing...................................................................  7

ARTICLE III  TERMS OF PREFERRED SHARES
         3.1      The Preferred Shares..........................................................  7

ARTICLE IV   CONDITIONS PRECEDENT TO E2E
         AND E2E STOCKHOLDERS' OBLIGATION TO CLOSE
         4.1      Representations, Warranties, Covenants and Agreements.........................  8
         4.2      Documentation at Closing......................................................  8
         4.3      Amended Organizational Documents..............................................  9
         4.4      Due Diligence.................................................................  9
         4.5      Capital Infusion..............................................................  9
         4.6      Tax Matters...................................................................  9
         4.7      Voting Agreement..............................................................  9
         4.8      Proxy.........................................................................  9
         4.9      Amended and Restated Registration Rights Agreement............................  9

ARTICLE V    CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE
         5.1      Representations, Warranties, Covenants and Agreements........................  10
         5.2      Documentation at Closing.....................................................  10
         5.3      Joinder......................................................................  11
         5.4      Due Diligence................................................................  11
         5.5      Capital Infusion.............................................................  11
         5.6      Tax Matters..................................................................  11
         5.7      Voting Agreement.............................................................  11

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF E2E AND THE E2E
         STOCKHOLDERS
         6.1      Organization.................................................................  12
         6.2      Authority....................................................................  12
         6.3      Capitalization of E2E and Status of Capital Stock............................  12
         6.4      Consents and Approvals.......................................................  13
         6.5      No Conflict or Violation.....................................................  13
         6.6      Taxes........................................................................  14
         6.7      Financial Statements.........................................................  14

         6.8     Litigation....................................................................  15
         6.9     Legal Compliance..............................................................  15
         6.10    Intellectual Property.........................................................  15
         6.11    Labor Matters.................................................................  15
         6.12    Contracts.....................................................................  16
         6.13    Absence of Undisclosed Liabilities............................................  16
         6.14    Absence of Certain Changes or Events..........................................  16
         6.15    Certain Fees..................................................................  17
         6.16    Books and Records.............................................................  17
         6.17    Investments in Other Persons..................................................  18
         6.18    Disclosure....................................................................  18
         6.19    Proxy Statement...............................................................  18
         6.20    Investment Representation.....................................................  18
         6.21    E2E Representatives...........................................................  19

ARTICLE VII  REPRESENTATIONS AND WARRANTIES
         CONCERNING THE COMPANY GROUP
         7.1     Organization..................................................................  19
         7.2     Corporate Action..............................................................  20
         7.3     Capitalization of the Company and Status of Capital Stock.....................  20
         7.4     Capital Stock of Subsidiaries.................................................  20
         7.5     Subsidiaries..................................................................  21
         7.6     Governmental Approvals........................................................  21
         7.7     No Conflict or Violation......................................................  21
         7.8     Taxes.........................................................................  21
         7.9     Financial Statements..........................................................  22
         7.10    Absence of Certain Changes or Events..........................................  22
         7.11    Litigation....................................................................  23
         7.12    Legal Compliance..............................................................  23
         7.13    Intellectual Property.........................................................  24
         7.14    Absence of Undisclosed Liabilities............................................  24
         7.15    Certain Fees..................................................................  24
         7.16    Proxy Statement...............................................................  24
         7.17    Vote Required.................................................................  24

ARTICLE VIII COVENANTS
         8.1     Covenants of E2E and the E2E Stockholders.....................................  25
         8.2     Covenants of the Company......................................................  26

ARTICLE IX   POST-CLOSING COVENANTS
         9.1     Proxy Statement...............................................................  28
         9.2     Assumption of Liabilities.....................................................  29

ARTICLE X    TERMINATION
         10.1    Termination by Either the Company or the E2E Representatives..................  29

         10.2     Effect of Termination and Abandonment........................................  29

ARTICLE XI   MISCELLANEOUS
         11.1     Severability.................................................................  30
         11.2     Survival of Representations and Warranties...................................  30
         11.3     Entire Agreement; Amendments.................................................  30
         11.4     Notices......................................................................  30
         11.5     Waivers......................................................................  32
         11.6     Headings.....................................................................  32
         11.7     Successors and Assignees.....................................................  32
         11.8     No Third Party Beneficiaries.................................................  32
         11.9     Counterparts.................................................................  32
         11.10    Governing Law................................................................  32
         11.11    Dispute Resolution...........................................................  32
         11.12    Drafting.....................................................................  34
         11.13    Waiver of Jury Trial.........................................................  34
         11.14    Expenses.....................................................................  34
         11.15    Further Assurances...........................................................  34
         11.16    Disclosure to Other Persons..................................................  34

                                   SCHEDULES

Schedule 4.5                                Company New Investments

Schedule 6.12(a)                            E2E Contracts

Schedule 7.3(b)                             Additional Company Options

Schedule 7.11                               Litigation

                            STOCK EXCHANGE AGREEMENT



         This Stock Exchange Agreement (the "Agreement") is made as of this 21st day of February, 2000, by and among U.S. Technologies Inc., a Delaware corporation (the "Company"), E2ENET, Inc., a Delaware corporation ("E2E"), and the E2E Stockholders as hereinafter defined (each, individually, a "Party" and, collectively, the "Parties").

                                  WITNESSETH:

         WHEREAS, the E2E Stockholders desire to sell to the Company, and the Company desires to purchase from the E2E Stockholders, all of the shares of capital stock of E2E (the "E2E Shares") to be issued and outstanding as of the Closing, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereto agree as follows:

                             ARTICLE I DEFINITIONS

         1.1 Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "AAA" shall have the meaning given to it in Section 11.11(a).

         "Action or Proceeding" means any action, suit, arbitration, proceeding or Government Entity investigation or audit.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, a Person shall be deemed to control another Person if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Stock Exchange Agreement as from time to time amended and in effect between the Parties, including all schedules hereto.

          "Amended and Restated Registration Rights Agreement" means the Registration Rights Agreement of USV Partners, LLC, which will be amended and restated at Closing to provide the

E2E Stockholders with essentially the same rights as provided to USV Partners, LLC in said Registration Rights Agreement of USV Partners, LLC.

         "Audited Financial Statements" has the meaning given to it in Section 7.9.

         "Board" means the Board of Directors of the Company.

         "Books and Records" means all titles, documents, instruments, papers, books and records relating to the business and operations of any Party, including financial statements, tax returns and related workpapers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates, corporate books, stock transfer ledgers, contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Business Day" means any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of Washington, D.C.

         "Capital Lease" means any lease of property (real, personal or mixed) which, in accordance with GAAP, is required to be capitalized on the lessee's balance sheet.

         "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of U.S. Technologies Inc. to be adopted by the Company, as described in Section 3.1.

         "Charter Amendment" has the meaning given to it in Section 7.17.

         "Closing" has the meaning given to it in Section 2.2.

         "Common Stock" means (a) the Company's common stock, with a par value of $0.02 per share, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount per share, either to all or to a share of the balance of current dividends and liquidating distributions after the payment of dividends and distributions on any shares entitled to preference in the payment thereof, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of directors of the Company, and (c) any other securities into which or for which any of the securities described in (a) or (b) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

         "Company" means U.S. Technologies Inc., a Delaware corporation, and its successors and permitted assigns.

         "Company Group" means the Company and each of its Subsidiaries, including, without limitation, Labor-to-Industry Inc., a Texas corporation, and Service-to-Industry Inc., a Delaware corporation.

         "Company Group Business" means and includes, with respect to any date, all businesses engaged in by any Member.

         "Contracts" has the meaning given to it in Section 6.12(a).

         "E2E Stockholders" means the persons other than the Company and E2E that are Parties hereto (including those that are expected to be added as parties to this Agreement by joinder as contemplated by Section 6.21) and who presently, or prior to the Closing, will own, collectively, all of the issued and outstanding shares of capital stock of E2E as of the Closing.

         "E2E Representatives" means Jonathan J. Ledecky, Northwood Ventures LLC, and Northwood Capital Partners LLC.

         "GAAP" shall mean the generally accepted accounting principles of the United States consistently applied.

         "Government Entity" means any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority.

         "Indebtedness" means all obligations, contingent and otherwise which should, in accordance with GAAP, be classified upon the obligor's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (a) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) the present value of any Capital Leases.

         "Investment Documents" shall mean this Agreement, the Preferred Shares, the Certificate of Designations, and the Amended and Restated Registration Rights Agreement.

         "Knowledge" means, with respect to any Person, the knowledge that such Person (including the directors and Principal Officers of such Person) has or should have after reasonable inquiry.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in the United States, or any state, province, county, municipality or other political subdivision thereof.

         "Liabilities" means all Indebtedness, obligations, and other liabilities of a Person, including any impairment of any asset (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "Licenses" means all licenses, permits, certificates, approvals, registrations, franchises and similar consents granted or issued by a Government Entity or any other Person.

         "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by applicable securities Laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar document with any pertinent public or private registry.

         "Member"  means any member of the Company Group.

         "Order" means any writ, judgment, decree, injunction or similar order of any Government Entity (in each case whether preliminary or final).

         "Organizational Documents" means with respect to any Person, articles of incorporation, certificates of incorporation, by-laws, partnership agreement, articles of association, joint venture or other agreement, instrument or document, individually or collectively, pursuant to which such Person is established or organized, and that governs the internal affairs of such Person, as such documents may be amended from time to time.

         "Party" means any party to this Agreement.

         "Person" means and includes any individual, partnership, joint venture, corporation, trust, limited liability company, joint stock company, unincorporated organization, Government Entity or any political subdivision or agency thereof, or any other entity.

         "Preferred Shares" has the meaning given to it in Section 2.1.

         "Preferred Stock" means all series of preferred stock of the Company.

         "Principal Officer" means any management level employee.

         "Proxy Statement" means the proxy statement, together with any amendments thereof or supplements thereto, with respect to the Company's annual meeting of stockholders, which, among other things, will include a proposal with respect to the Charter Amendment contemplated by this Agreement.

         "Registration Rights Agreement of USV Partners, LLC" means the Registration Rights Agreement by and between the Company and USV Partners, LLC, dated as of July 16, 1998.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the United States Securities and Exchange Commission (or any other federal agency at that time administering the Securities Act) thereunder, all as the same shall be in effect at the time.

         "Subsidiary" or "Subsidiaries" means (a) any entity with more than fifty percent (50%) of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned directly or indirectly by any one or more members and (b) any partnership, association, joint venture or other entity in which any one or more of its members has more than a fifty percent (50%) equity interest at the time.

         "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

         "Taxes" means (a) any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, add-on minimum, ad valorem, advances, gross receipts, transfer, excise, property, sales, use, value-added, License, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by the United States or by any other nation, state, province, county, local or foreign government or by any subdivision or agency of the foregoing; and such term shall include any interest (punitive or otherwise), penalties or additions to tax related or attributable to such taxes; and (b) Liability for the payment of any amounts of the type described in (a) as a result of any obligation to indemnify any other Person.

         "Unaudited Financial Statements" has the meaning given to it in
Section 7.9.

         1.2      Interpretation. Unless otherwise expressly provided herein
(a) defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders; (b) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the words "include," "includes," and "including" mean include, includes and including "without limitation" and "without limitation by specification"; and
(d) references to any Person shall be construed as a reference to such Person and any permitted successors or assigns of such Person; (e) references to "consent" shall mean prior consent evidenced in writing; (f) terms such as "satisfactory to ______" "acceptable to _________," "in such manner as ______ may determine," "to ______'s satisfaction," and phrases of similar import authorize and permit such Party to approve, disapprove, act or decline to act, unless otherwise specified herein, in its reasonable discretion without unreasonable delay or condition; and (g) references to Sections refer to Sections of this Agreement.

         1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP. All financial tests described herein relating to the Company shall be calculated with respect to the Company Group on a consolidated basis.

                         ARTICLE II EXCHANGE OF SHARES

         2.1 Exchange of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each of the E2E Stockholders agrees to sell all of its respective E2E Shares (which number of shares after any reorganization or recapitalization of E2E contemplated by this Agreement is listed below their names on the signature pages hereto), free and clear of any and all Liens, to the Company. In exchange for the E2E Shares, the Company agrees to issue and deliver to the E2E Stockholders duly authorized, validly issued, fully paid, and non-assessable shares of the Company's Series B Convertible Preferred Stock ("Preferred Shares") with an aggregate stated value equal to $11,200,000, mandatorily convertible into an aggregate of 56,000,000 shares of Common Stock as described in Section 3.1.

         2.2 The Closing. Subject to the terms and conditions of this Agreement, such exchange described in Section 2.1 (the "Exchange") shall take place at a closing ("Closing") to be held at the offices of Fleischman and Walsh, L.L.P. at 10:00 a.m., local time, on a date mutually satisfactory to the Company and E2E which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Articles IV and V hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) (the "Closing Date"). At the Closing, (i) the Company will issue to each E2E Stockholder a certificate evidencing such E2E Stockholder's pro rata amount of Preferred Shares, registered in the name of such E2E Stockholder; and (ii) the E2E Stockholders will deliver to the Company certificates representing their respective E2E Shares, duly endorsed (or accompanied by stock powers duly executed) in favor of the Company.

                     ARTICLE III TERMS OF PREFERRED SHARES

         3.1 The Preferred Shares. (a) As of the Closing Date, the Company will have adopted the Certificate of Designations, authorizing the issuance to the E2E Stockholders of the Preferred Shares, which shares of Preferred Stock shall have terms essentially equivalent to those of the Company's outstanding Series A Preferred Stock except for the following provisions: (i) pro rata liquidation value per share based on an aggregate stated value of all shares of Preferred Stock to be issued to the E2E Stockholders at Closing equal to $11,200,000; (ii) pari passu in liquidation on a pro rata basis per liquidation values with pre-existing Series A Preferred Stock and the additional shares of Preferred Stock to be issued at Closing for cash as contemplated by Schedule

4.5; (iii) mandatorily convertible into Common Stock immediately following the approval of the Charter Amendment as described herein; (iv) voting rights as if converted into Common Stock (voting together with all other shares of Common Stock and Preferred Stock); and (v) no right to elect members of the Company's Board of Directors.

                     ARTICLE IV CONDITIONS PRECEDENT TO E2E
                   AND E2E STOCKHOLDERS' OBLIGATION TO CLOSE

         The obligations of E2E and the E2E Stockholders to exchange the E2E Shares hereunder for the Preferred Shares at the Closing is subject to satisfaction of each the following conditions, all or any of which may be waived in writing by E2E and the E2E Stockholders:

         4.1 Representations, Warranties, Covenants and Agreements. Each of the representations and warranties of the Company set forth in Article VII hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of that date and all covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects by the Company.

         4.2 Documentation at Closing. E2E and the E2E Stockholders shall have received prior to or at the Closing all of the following, each in form and substance reasonably satisfactory to them and their respective counsel:

                  (a) The Certificate of Designations, as adopted by the Board, attested to by the Secretary or Assistant Secretary of the Company and filed with the Secretary of State of the State of Delaware.

                  (b) Stock certificates, duly executed by the Company, representing the Preferred Shares.

                  (c) Certified copies of the resolutions of the Board of Directors evidencing (to the extent legally required prior to the Closing) approval of: (i) the Investment Documents, and (ii) all other matters contemplated thereby.

                  (d) A certificate from a duly authorized officer of the Company stating that each of the representations and warranties contained in
Article VII hereof are true and correct in all material respects as of the Closing Date as though made on and as of that date and that all covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing have been performed or complied with in all material respects by the Company other than those, if any, waived by E2E in writing.

                  (e) All third-party and governmental and regulatory consents and approvals necessary for the consummation by the Company of the transactions contemplated hereby.

                  (f) The opinion of Fleischman and Walsh, LLP, special counsel for the Company, in form and scope reasonably acceptable to E2E's and E2E Stockholders' respective counsel.

                  (g) Such other documents (other than the Charter Amendment) referenced or relating to the transactions contemplated by the Investment Documents as E2E or its special counsel may reasonably request.

         4.3 Amended Organizational Documents. The Board of Directors of the Company shall have duly authorized the issuance of the Preferred Shares pursuant to the Certificate of Designations as described in Section 3.1.

         4.4 Due Diligence. Completion by the E2E Representatives of due diligence with respect to the Company to their reasonable satisfaction.

         4.5 Capital Infusion. Successful infusion of at least $6,250,000 and up to $10,000,000 of additional capital into the Company consistent with
Schedule 4.5 hereto.

         4.6 Tax Matters. Reasonable satisfaction that the Company's share exchange for E2E Shares will not result in any material federal or state income tax to E2E Stockholders.

         4.7 Voting Agreement. Execution and delivery of a voting agreement for a period of three (3) years among USV Partners, LLC, James V. Warren and each of the E2E Representatives with respect to the composition of the board of directors of the Company, pursuant to which the parties thereto will agree to vote for the following directors: (i) four directors designated by USV Partners, LLC, including Gregory C. Earls as Chairman and CEO; (ii) two directors designated by Jonathan J. Ledecky; and (iii) two directors designated by Northwood Ventures LLC and Northwood Capital Partners LLC; provided, however, that such rights will be subject to forfeiture by any party that sells at least half of the shares owned by it as of the Closing.

         4.8 Proxy. Execution and delivery of a voting agreement and proxy by USV Partners, LLC, and James V. Warren in favor of the E2E Stockholders with respect to the Charter Amendment.

         4.9 Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement, duly executed and delivered by the Company.

         4.10 Joinder. The E2E Representatives shall have obtained the joinder of the other E2E Stockholders to this Agreement and the transactions contemplated hereby as contemplated by Section 6.21 and delivered evidence thereof to the Company.

         4.11 Assumption of Put Agreement. Execution and delivery by the Company as contemplated by Section 8.2(g), which agreement shall be reasonably satisfactory to the E2E Representatives.

      ARTICLE V CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

         The obligation of the Company to issue to the E2E Stockholders the Preferred Shares at the Closing is subject to satisfaction of each the following conditions, all or any of which may be waived in writing by the
Company:

         5.1 Representations, Warranties, Covenants and Agreements. Each of the representations and warranties of E2E and the E2E Stockholders set forth in Article VI hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of that date and all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing shall have been performed or complied with by them in all material respects.

         5.2 Documentation at Closing. The Company shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Company and its special counsel:

                  (a) Certificates representing all of the E2E Shares, which shall be either duly endorsed or accompanied by stock powers duly executed in favor of the Company.

                  (b) Certified copies of the resolutions of E2E, and to the extent required, the E2E Stockholders, evidencing approval of the Investment Documents and all other matters contemplated thereby; certified copies of the organizational documents of E2E and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to the Investment Documents and all other matters contemplated thereby.

                  (c) A certificate of the Secretary or an Assistant Secretary of E2E dated the date of Closing, which shall certify the names of the officers of E2E authorized to sign the Investment Documents and any other documents or certificates to be delivered pursuant thereto, together with the true signatures of such officers.

                  (d) The opinion of Hogan & Hartson, L.L.P., special counsel for E2E, in form and scope reasonably acceptable to the Company's counsel.

                  (e) A certificate from a duly authorized officer of E2E and each of the E2E Stockholders stating that each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing as though made on and as of that date and that all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing have been performed or complied with by them in all material respects other than those, if any, waived by the Company in writing.

                  (f) All third-party and governmental and regulatory consents and approvals necessary for the consummation by E2E and the E2E Stockholders of the transactions contemplated hereby.

                  (g) Written resignations, effective on the Closing Date, of officers and directors of E2E that the Company shall have requested prior to the Closing.

                  (h) All corporate records (including minute books and stock books and registers) and financial and tax records of E2E.

                  (i) Such other documents referenced or relating to the transactions contemplated by the Investment Documents as the Company or its special counsel may reasonably request.

         5.3 Joinder. The E2E Representatives shall have obtained the joinder of the other E2E Stockholders to this Agreement and the transactions contemplated hereby as contemplated by Section 6.21 and delivered evidence thereof to the Company.

         5.4 Due Diligence. Completion of due diligence with respect to E2E and its investments to the Company's reasonable satisfaction consistent with the terms of this Agreement.

         5.5 Capital Infusion. Successful infusion of at least $6,250,000 of additional capital into the Company consistent with Schedule 4.5 hereto.

         5.6 Tax Matters. Reasonable satisfaction that the Company's share exchange with the E2E Stockholders and the related reorganizations and restructurings of E2E and its investments will not result in any adverse federal or state income tax consequences to the Company or E2E.

         5.7 Voting Agreement. Execution and delivery of a voting agreement for a period of three (3) years among USV Partners, LLC, James V. Warren and each of the E2E Representatives with respect to the composition of the board of directors of the Company, pursuant to which the parties thereto will agree to vote for the following directors: (i) four directors designated by USV Partners, LLC, including Gregory C. Earls as Chairman and CEO; (ii) two directors designated by Jonathan J. Ledecky; and (iii) two directors designated by Northwood Ventures LLC and Northwood Capital Partners LLC; provided, however, that such rights will be subject to forfeiture by any party that sells at least half of the shares owned by it as of the Closing.

          ARTICLE VI REPRESENTATIONS AND WARRANTIES OF E2E AND THE E2E
                                  STOCKHOLDERS

         E2E and each of the E2E Stockholders, as to itself, hereby represent and warrant as of the date of this Agreement and as of the Closing that:

         6.1 Organization. E2E and each E2E Stockholder that is not an individual is duly organized, validly existing and in good standing under the laws of its state of organization. E2E (a) has all requisite corporate power and authority to own, lease and operate its property and to conduct its business as it is now being conducted and presently proposed to be conducted,
(b) is in compliance in all material respects with all Laws applicable to it or its business, including but not limited to any tax Laws, and (c) has obtained and maintained all Licenses required to conduct its business as it is currently being conducted and presently proposed to be conducted. E2E is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. True, complete and correct copies of the Organizational Documents of E2E presently in effect have been delivered to the Company. E2E is not in violation of its Organizational Documents.

         6.2 Authority. It has the power and authority, and in the case of any E2E Stockholder who is an individual the legal capacity, to enter into the Investment Documents to which it is a party, and to carry out its respective obligations thereunder. The execution, delivery and performance of the Investment Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary internal proceedings, and no other internal proceedings on its part are necessary to authorize the Investment Documents to which it is a party or the transactions contemplated thereby. Each Investment Document to which it is a party has been duly and validly executed and delivered (or will be duly and validly executed and delivered with respect to those deliveries to be executed and delivered by it at Closing) by it and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes (or will constitute with respect to those deliveries made at Closing) a valid and binding agreement of it, enforceable against it in accordance with its respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

         6.3 Capitalization of E2E and Status of Capital Stock. (a) The E2E Shares are, or upon the consummation of the recapitalization of E2E pursuant to the exercise of all outstanding rights, options and warrants and the conversion of all notes payable to the E2E Representatives contemplated by this Agreement will be, duly authorized, validly issued, fully paid, nonassessable and free and clear of all Liens. As of the date hereof, E2E has a total authorized capitalization consisting of 100,000,000 shares of common stock, par value $0.01 per share, of which 4,358,669 shares are issued and outstanding.

                  (b) As of the Closing, there will be no options, warrants or rights (including conversion rights) to purchase shares of capital stock or other securities of E2E issued or outstanding, nor will E2E be obligated in any other manner to issue shares of its capital stock or other securities. All such options, warrants or rights (including conversion rights) will be canceled, or fully exercised and E2E Shares issued therefor, prior to the Closing. There are no restrictions on the transfer of shares of capital stock of E2E other than those imposed by relevant state and federal securities laws. Except as set forth in this Agreement, no holder of any security of E2E is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which E2E is a party, or which are otherwise binding upon E2E.

                  (c) Except as acquired pursuant to the Contracts described on Schedule 6.12(a), E2E does not have any Subsidiaries nor does it presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity or similar interest, in any Person, nor, directly or indirectly, is a participant in any joint venture, partnership or other noncorporate entity.

         6.4 Consents and Approvals. No filing with, and no License of, any Government Entity is necessary for the execution, delivery and performance of this Agreement or the other documents contemplated hereby by it and the consummation by it of the transactions contemplated by the Investment Documents.

         6.5 No Conflict or Violation. The execution, delivery and performance by E2E and the E2E Stockholders of this Agreement and the other Investment Documents to which they are a party, the consummation of the transactions contemplated hereby and thereby, the fulfillment of the terms hereof and thereof, and the compliance with any of the provisions hereof and thereof:

                  (a) will not conflict with or result in a breach or violation of the Organizational Documents of E2E or any E2E Stockholder;

                  (b) will not conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which it is a party or by which it or any of its respective properties or assets may be bound or affected, or result in the creation or imposition of any material Lien on any of the assets or properties of it pursuant to (i) any Law to which it or any of its property is subject, or (ii) any Order to which it is bound or any of its respective property is subject;

                  (c) do not require the consent, approval or authorization of, or registration or filing with, any Person; and

                  (d) will not violate any Order or Law applicable to it or any of its properties or assets.

         6.6      Taxes.

                  (a) E2E has (i) duly filed (or has had filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by it, all of which Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full all Taxes owed by it whether or not shown on any Tax Return;

                  (b) E2E has withheld and paid to the proper Government Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                  (c) No Actions or Proceedings, or other administrative or court claims are pending, or to E2E's Knowledge, threatened, with regard to any Taxes or Tax Returns of E2E;

                  (d) The income Tax Returns of E2E required to be filed as of the date hereof have been filed with the appropriate Government Entities, and no deficiencies have been asserted as a result of any such filings that have not been resolved and fully paid; E2E has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment, collection or payment of any Taxes for which E2E may be liable;

                  (e) There are no Liens outstanding against any assets, properties or businesses of E2E which arise from or are otherwise related to Taxes or Tax Returns, other than Liens securing Taxes which are not yet due and payable or which are being contested in good faith;

                  (f) True, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by E2E since December 31, 1999 have been made available to the Company or its Affiliates for review; and

                  (g) E2E is not a party to any Tax sharing, Tax indemnity or other agreement or arrangement relating to Taxes with any Person.

         6.7 Financial Statements. E2E has made available to the Company true, correct and complete copies of its audited financial statements for the six-month period ending June 30, 1999, including therein consolidated balance sheets of E2E as of June 30, 1999 and consolidated statements of income and of shareholders' equity and of cash flows of E2E for the six-month period ending June 30, 1999, together with all schedules and notes thereto (collectively, the "E2E Financial Statements"). The E2E Financial Statements fairly present, or will fairly present, in conformity with GAAP, applied on a consistent basis in accordance with past practice (except as may be indicated in the notes thereto), the consolidated financial position of E2E as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended.

         6.8 Litigation. There is no claim, Action or Proceeding (whether at law or equity, before or by any Government Entity or before any arbitrator) pending, or to the Knowledge of E2E, threatened, against or affecting E2E or any of its assets or properties that would have a material adverse effect upon E2E. There are no Orders, stipulations or awards (whether rendered by a Government Entity or by arbitration) against E2E or any of its properties, assets or businesses.

          6.9 Legal Compliance. E2E has conducted its operations in compliance in all material respects with all applicable Laws. E2E has not received any written complaint or notice from any Government Entity alleging that it has violated any Order or Law and, to E2E's Knowledge, no such complaint or notice is threatened.

         6.10 Intellectual Property. E2E owns or possesses, and has taken all actions necessary to record, preserve and protect, adequate and enforceable long-term licenses or other rights to use all copyrights, patents, trade names, trade secrets, trademarks, franchises, source codes and similar rights now owned, used or employed by E2E in connection with its business, including, without limitation, all trade names, trademarks and logos of E2E that previously have been used in the conduct or operation of E2E.

         6.11     Labor Matters.

                  (a) E2E is not engaged in any unfair labor practices as defined in any applicable Law, and E2E is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, terms and conditions of employment, wages, employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, hours of work and occupational safety and health requirements.

                  (b) There is no unfair labor practice, charge or complaint brought by any employee pending, or to the Knowledge of E2E, threatened, against E2E and, to E2E's Knowledge, there is no basis for any such charge, complaint or grievance.

                  (c) There is no labor strike, lock-out, slow-down, employment-related arbitration or work stoppage pending, or to E2E's Knowledge, threatened, against E2E, nor have there been any such actions or threats since E2E's formation.

                  (d) E2E has not experienced any significant work stoppage or been a party to any Action or Proceeding for the past three (3) years.

                  (e) All Persons classified by E2E as independent contractors do satisfy and have satisfied the requirements of Law to be so classified, and E2E has fully and accurately reported their compensation on IRS Forms 1099 or other comparable reports when required to do so.

                  (f) There is no charge or compliance proceeding actually pending, or to E2E's Knowledge, threatened, against it before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

         6.12     Contracts.

                  (a) Schedule 6.12(a) lists or describes: (i) all unexpired written or oral contracts, leases, agreements, arrangements, commitments, instruments or understandings (collectively, "Contracts") that restrict E2E from engaging in any business activity; (ii) all investment Contracts (whether equity or debt) with any Person, including its portfolio companies; and (iii) all Contracts of every nature to which E2E is a party or to which it or any of its assets or properties are bound if such Contract obligates E2E to pay more than $50,000 in remaining payment obligations. Each Contract listed on Schedule 6.12(a) represents a valid, binding and enforceable agreement of E2E, and, to the Knowledge of E2E and each of the E2E Stockholders, the other party or parties thereto, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

                  (b) True, complete and correct copies of all written Contracts listed in Schedule 6.12(a) have been made available to the Company and true, complete and correct descriptions of all oral Contracts have been provided therein. Each such Contract is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity) and is in full force and effect. E2E is not, nor to its Knowledge, is any other party to any of such Contracts (with or without the lapse of time or the giving of notice, or both), in material violation thereof or in material default thereunder.

         6.13 Absence of Undisclosed Liabilities. Except for the Liabilities to be assumed by the Company as of the Closing as described in
Section 9.2, E2E does not have any Liabilities of any kind whatsoever, either accrued, absolute, contingent, determined or determinable or otherwise, or any existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability (including documentary or standby letters of credit, bid or performance bonds or customer or third party guarantees), except Liabilities reflected or reserved against in the E2E Financial Statements and not heretofore paid or discharged. To E2E's Knowledge, there are no asserted claims for indemnification by any Person against E2E under any Law or agreement or pursuant to the Organizational Documents of E2E, and E2E has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to the assertion of such a claim against E2E thereunder.

         6.14 Absence of Certain Changes or Events. Since June 30, 1999, E2E has conducted its business in the ordinary and regular course consistent with past practices, and there has not been:

                  (a)      any material adverse effect;

                  (b) any material damage, destruction or casualty loss to any material asset or property of E2E that is not covered by insurance that will promptly be paid to E2E;

                  (c) any entry into of any employment agreement, deferred compensation or other similar agreement or any arrangement with any of its officers or employees; any increase in the rate or terms of the compensation payable or to become payable to employees of E2E, except increases occurring in accordance with customary practices or in accordance with employment agreements, or any modification in employee benefits, or any borrowing of money from E2E by any employee of E2E (other than routine travel and similar advances);

                  (d) any sale, assignment, lease, transfer or other disposition, or the execution of any agreement for the sale, assignment, lease, transfer or other disposition, of any material assets of E2E;

                  (e) any change by E2E in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

                  (f) any borrowing of money, including any increase or extension of purchase money credit of E2E or any increase in the Liabilities of E2E from those reflected in the E2E Financial Statements;

                  (g) any transaction with any officer, director or shareholder (including any of their respective family members) of E2E or any of their respective Affiliates, other than payments of salary and employee benefits in the ordinary course;

                  (h) any declaration or payment of any dividend or other distribution on or with respect to, or any redemption or purchase or other acquisition of, the capital stock of E2E; or

                  (i) any change in any material Tax election or any other action with respect to Taxes that is inconsistent with past practices.

         6.15 Certain Fees. None of E2E or any of the E2E Stockholders has entered into, nor will it enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person that will result in the obligation of the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         6.16 Books and Records. The minute books and other similar records of E2E contain a true, complete and correct record, in all material respects, of all material actions taken at all meetings and by all written consents in lieu of meetings of the stockholders and the boards of directors of E2E. The stock book and the share certificate ledgers and other similar records of E2E as made available to the Company and its Affiliates (or any of their respective representatives) accurately reflect all record transfers and any rights or Contracts related to or involving any shares of capital stock of E2E. E2E does not have any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of E2E.

         6.17 Investments in Other Persons. Except as disclosed in the Contracts listed on Schedule 6.12(a), E2E has not made any investment in, or loan or advance (other than trade credit advanced in the ordinary course of business and consistent with past practices) to, any Person which is outstanding on the date of this Agreement, nor is E2E obligated or committed to make any such loan or advance. Each such investment constitutes a duly authorized and valid investment by E2E pursuant to any written or oral Contract.

         6.18 Disclosure. No representation or warranty by it in this Agreement or any Schedule hereto, or any certificate furnished or to be furnished by it in connection with this Agreement, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         6.19 Proxy Statement. None of the information supplied or to be supplied by or on behalf of any of the E2E Stockholders in the Proxy Statement, in definitive form, relating to the Company Vote to be sought with respect to the Charter Amendment will, at the date the Proxy Statement is first mailed to the Company's shareholders or at any time the Proxy Statement is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         6.20     Investment Representation.

                  (a) Each of the E2E Stockholders acknowledges that the Preferred Shares are not registered under the securities laws of any jurisdiction and that it is acquiring the Preferred Shares for its own account, and not as nominee or agent.

                  (b) The Preferred Shares are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof, subject, nevertheless, to the condition that, except as otherwise provided herein and subject to compliance with applicable securities laws, the disposition of the property of the E2E Stockholders shall at all times be within its control.

                  (c) It hereby acknowledges that the Preferred Shares and any other securities issued in respect of such securities upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel) shall bear a legend substantially in the following form (in addition to any other legend required by the Investment Documents):

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT

OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT AN OPINION OF LEGAL COUNSEL (REASONABLY SATISFACTORY TO U.S. TECHNOLOGIES INC. AND ITS LEGAL COUNSEL) THAT SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

         (d) Each of the E2E Stockholders represents and warrants to the Company that (i) at the time it was offered the Preferred Shares, it was, (ii) at the date hereof, it is, and (iii) at the Closing Date, it will be, an "accredited investor" as defined in Regulation D under the Securities Act.

          The acquisition at Closing by the E2E Stockholders of the Preferred Shares shall constitute a confirmation by it of each of the foregoing representations and warranties.

         6.21 E2E Representatives. The E2E Representatives have the power and authority to bind the E2E Representatives themselves and the other E2E Stockholders to this Agreement. Notwithstanding the foregoing, prior to Closing, the E2E Representatives will secure the joinder of the other E2E Stockholders to this Agreement and the transactions contemplated hereby.

                   ARTICLE VII REPRESENTATIONS AND WARRANTIES
                          CONCERNING THE COMPANY GROUP

         The Company represents and warrants as of the date hereof and as of the Closing that:

         7.1 Organization. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Labor-to-Industry Inc. is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Service-to-Industry Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Member (a) has all requisite corporate power and authority to own, lease and operate its property and to conduct its business as it is now being conducted and presently proposed to be conducted;
(b) is in compliance in all material respects with all Laws applicable to it or its business, including but not limited to any tax Laws, and (c) has obtained and maintained all Licenses required to conduct its business as it is currently being conducted and presently proposed to be conducted. Each Member is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. No Member is in violation of its Organizational Documents.

         7.2 Corporate Action. The Company has all necessary corporate power and authority to enter into the Investment Documents and to carry out its obligations thereunder (subject to the approval of the Charter Amendment). The Company has duly executed and delivered (or will have, with respect to deliveries to be executed and delivered by it at Closing) each of the

Investment Documents, and each is (or will be, with respect to deliveries to be executed and delivered by it at Closing) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity. The issuance of the Preferred Shares is not subject to preemptive or other similar statutory or contractual rights.

         7.3      Capitalization of the Company and Status of Capital Stock.
(a) The Preferred Shares, when issued and exchanged for E2E Shares at the Closing, will be duly authorized, validly issued, fully paid, nonassessable and free and clear of all Liens other than Liens created by the E2E Stockholders. The Company has a total authorized capitalization consisting of 40,000,000 shares of Common Stock, of which 28,795,278 shares were issued and outstanding on November 8, 1999, and 10,000,000 shares of Preferred Stock, of which 500,000 shares are issued and outstanding as of the date hereof.

                  (b) Except as disclosed in the Company's reports filed with the SEC, an additional aggregate number of options that do not exceed 1,500,000 granted by the Company prior to the end of 1999 that the Company previously disclosed to the E2E Representatives, and the options described on
Schedule 7.3(b), as of the Closing there will be no options, warrants or rights to purchase shares of capital stock or other securities of the Company issued or outstanding, nor will the Company be obligated in any other manner to issue shares of its capital stock or other securities. There are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant state and federal securities laws. Except as set forth in this Agreement, no holder of any security of the Company is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party, or which are otherwise binding upon the Company.

         7.4 Capital Stock of Subsidiaries. The Company owns, directly or indirectly, all of the outstanding capital stock of each of the Subsidiaries, beneficially and of record, free and clear of all Liens. All of the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, and are fully paid, nonassessable and free and clear of all Liens. There are no options, warrants or rights to purchase shares of capital stock or other securities of any of the Subsidiaries issued or outstanding, nor is any Subsidiary obligated in any other manner to issue shares of its capital stock or other securities.

         7.5 Subsidiaries. No Member of the Company Group (other than the Company) has any Subsidiaries or presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity or similar interest, in any Person, nor is any Member, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

         7.6 Governmental Approvals. No authorization, consent, approval, License, exemption of or filing or registration with any court or Government Entity is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by the Company of its obligations under any of the Investment Documents other than (i) under applicable securities laws with respect to the Charter Amendment and (ii) under applicable securities laws with respect to the transactions contemplated by the registration rights set forth in the Amended and Restated Registration Rights Agreement.

         7.7 No Conflict or Violation. Subject to the approval of the Charter Amendment, the execution, delivery and performance of the Investment Documents, the consummation of the transactions contemplated thereby, the fulfillment of the terms hereof, and the compliance with any of the provisions hereof will not:

                  (a) conflict with or result in a breach or violation of the Organizational Documents of any Member;

                  (b) conflict with, result in a violation or breach of, constitute (with or without due notice or the lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security instrument, indenture, lease, License, Contract, plan or other instrument or obligation to which any Member is a party or by which any Member or any of their respective properties or assets may be bound or affected, or result in the creation or imposition of any material Lien on any of the assets or properties of any Member pursuant to (i) any Law to which any Member or any of its respective property is subject, or (ii) any Order to which any Member is bound or any of its respective property is subject; or

                  (c) violate any Order or Law applicable to any Member or any of its respective properties or assets.

         7.8      Taxes.

                  (a) Each Member has (i) duly filed (or has had filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by it, all of which Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full all Taxes owed by it whether or not shown on any Tax Return;

                  (b) Each Member has withheld and paid to the proper Government Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                  (c) No Actions or Proceedings, or other administrative or court claims are pending, or to the Knowledge of the Company, threatened, with regard to any Taxes or Tax Returns of any Member;

                  (d) The income Tax Returns of each Member required to be filed as of the date hereof have been filed with the appropriate Government Entities, and no deficiencies have been asserted as a result of any such filings that have not been resolved and fully paid; no Member has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment, collection or payment of any Taxes for which any Member may be liable;

                  (e) There are no Liens outstanding against any assets, properties or business of any Member which arise from or are otherwise related to Taxes or Tax Returns, other than Liens securing Taxes which are not yet due and payable or which are being contested in good faith; and

                  (f) No Member is a party to any Tax sharing, Tax indemnity or other agreement or arrangement relating to Taxes with any Person.

         7.9 Financial Statements. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC (the "Audited Financial Statements"), and Quarterly Report on Form 10-Q for the period ending September 30, 1999, as filed with the SEC (the "Unaudited Financial Statements"), fairly present in conformity with GAAP, applied on a consistent basis in accordance with past practice (except as may be indicated in the notes thereto), the consolidated financial position of the Company Group as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended.

         7.10 Absence of Certain Changes or Events. Since the date of the Unaudited Financial Statements, except as disclosed in the Company's reports filed with the SEC, each Member has conducted its business in the ordinary and regular course consistent with past practices, and there has not been:

                  (a)      any material adverse effect;

                  (b) any material damage, destruction or casualty loss to any material asset or property of any Member that is not covered by insurance that will promptly be paid to the Member;

                  (c) any entry into of any employment agreement, deferred compensation or other similar agreement or any arrangement with any of their officers or employees; any increase in the rate or terms of the compensation payable or to become payable to employees of any Member, except increases occurring in accordance with customary practices or in accordance with existing collective bargaining or employment agreements, or any modification in employee benefits, or any borrowing of money from any Member by any employee of any Member (other than routine travel and similar advances);

                  (d) any sale, assignment, lease, transfer or other disposition, or the execution of any agreement for the sale, assignment, lease, transfer or other disposition, of any material assets of any Member, except in the ordinary course of business and consistent with past practice;

                  (e) any change by any Member in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

                  (f) any borrowing of money, including any increase or extension of purchase money credit of any Member or any increase in the Liabilities of any Member from those reflected in the Unaudited Financial Statements other than current Liabilities incurred in the ordinary course of business and consistent with past practice;

                  (g) any transaction with any officer, director or shareholder (including any of their respective family members) of any Member or any of their respective Affiliates, other than payments of salary and employee benefits in the ordinary course;

                  (h) any declaration or payment of any dividend or other distribution on or with respect to, or any redemption or purchase or other acquisition of, the capital stock of any Member; or

                  (i) any change in any material Tax election or any other action with respect to Taxes that is inconsistent with past practices.

         7.11 Litigation. Except as set forth in the Company's public filings with the SEC or as set forth on Schedule 7.11: (i) there is no claim, Action or Proceeding (whether at law or equity, before or by any Government Entity or before any arbitrator) pending, or to the Knowledge of the Company, threatened, against or affecting any Member or any of its assets or properties that would result in a material adverse effect upon the Company Group taken as a whole and (ii) there are no Orders, stipulations or awards (whether rendered by a Government Entity or by arbitration) against any Member or against any of its respective properties, assets or business that would result in a material adverse effect on the Company Group taken as a whole.

         7.12 Legal Compliance. To the Knowledge of the Company, each Member has conducted its operations in compliance in all material respects with all applicable Laws. The Company has not received any written complaint or notice from any Government Entity alleging that it has violated any Order or Law and, to the Knowledge of the Company, no such complaint or notice is threatened.

         7.13 Intellectual Property. Each Member owns or possesses, and has taken all actions necessary to record, preserve and protect, adequate and enforceable long-term licenses or other rights to use all copyrights, patents, trade names, trade secrets, trademarks, franchises, source codes and similar rights now owned, used or employed by such Member in connection with its business, including, without limitation, all trade names, trademarks and logos of each Member that previously have been used in the conduct or operation of the Company Group Business.

         7.14 Absence of Undisclosed Liabilities. No Member has any Liabilities of any kind whatsoever, either accrued, absolute, contingent, determined or determinable or otherwise, or any existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability (including documentary or standby letters of credit, bid or performance bonds or customer or third party guarantees), except Liabilities reflected or reserved against in the Audited Financial Statements or the Unaudited Financial Statements and not heretofore paid or discharged, and Liabilities arising in the ordinary course of business or in connection with the transactions contemplated by this Agreement, none of which, individually or in the aggregate, are expected to have a material adverse effect. To the Knowledge of the Company, there are no asserted claims for indemnification by any Person against any Member under any Law or agreement or pursuant to the Organizational Documents of any Member, and the Company has no Knowledge of any facts or circumstances that could reasonably be expected to give rise to the assertion of such a claim against any Member thereunder.

         7.15 Certain Fees. No Member, nor any of their respective officers, directors or employees, has entered into, or will enter into, during the term of this Agreement, any agreement, arrangement or understanding with any Person to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          7.16 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in the Proxy Statement, in definitive form, relating to the Company Vote to be sought as a result of the Exchange will, at the date the Proxy Statement is first mailed to the Company's shareholders or at any time the Proxy Statement is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form and in substance in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         7.17 Vote Required. The Company requires the approval of the Company's shareholders (the "Company Vote") for the amendment of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized (the "Charter Amendment"), which will enable the automatic conversion of the Preferred Shares into Common Stock (pursuant to the terms of the Certificate of Designations as described herein). The Charter Amendment requires the approval by the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a class. Other than the Company Vote and, with respect to the issuance of the Preferred Shares, the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a class, no other vote of the holders of any class or series of capital stock of the Company is required to approve the Charter Amendment.

                             ARTICLE VIII COVENANTS

         8.1 Covenants of E2E and the E2E Stockholders. E2E and the E2E Stockholders agree to observe and perform the following covenants and agreements:

                  (a) Conduct of the Business Prior to the Closing Date. Except (i) as required by law or regulation or (ii) as otherwise expressly consented to in writing by the Company, which consent will not be unreasonably withheld or delayed, prior to the Closing, E2E will: (1) not make or permit any material change in the general nature of its business; (2) preserve E2E as an ongoing business and use reasonable efforts to maintain the goodwill associated with E2E; (3) preserve all of its licenses, authorizations and other governmental rights and permits;
(4) not enter into any material transaction or Contract; (5) not purchase, sell, lease, dispose of or otherwise transfer or make any contract for the purchase, sale, lease, disposition or transfer of, or subject to lien, any of the assets of E2E; (6) not hire any employees or enter into any employment, severance or similar contract with any Person; (7) except as disclosed or specifically contemplated in this Agreement, not make any capital expenditure or capital expenditure commitment; (8) not make any changes in financial policies or practices, or strategic or operating policies or practices, except as required by law, rule or regulation; (9) comply in all material respects with all applicable Laws; (10) not make (i) any loan or advance to any officer, director, stockholder or employee or (ii) make any other loan or advance to any Person or any investment in any Person; and (11) not amend any of its Organizational Documents.

                  (b) Access to Offices, Properties and Records; Updating Information.

                           (1) From and after the date hereof and until the Closing Date, E2E shall permit the Company and its representatives to have, on reasonable notice and at reasonable times, reasonable access to such of the offices, properties and employees of E2E, and shall disclose, and make available to the Company and its representatives all books, papers and records to the extent that they relate to the ownership, operation, obligations and liabilities of or pertaining to E2E and its businesses, assets and investments.

                           (2) E2E will notify the Company as promptly as practicable of any significant change in the ordinary course of business or operation of E2E or any of its investments and shall use reasonable efforts to keep the Company fully informed of such events and permit the Company's representatives access to all materials prepared in connection therewith, consistent with any applicable Contract.

                           (3) As promptly as practicable after the Company's request, E2E will furnish such financial and operating data and other information pertaining to the E2E investments and their businesses and assets as the Company may reasonably request; provided, however, that nothing herein will obligate E2E to take actions that would violate the terms of any Contract to which it is a party.

                  (c) Third Party Consents. E2E will use its reasonable best efforts to obtain all necessary consents, approvals and waivers from any Person required under any license, lease, permit or Contract applicable to E2E.

                  (d) Dividends and Extraordinary Events. Except as expressly contemplated by this Agreement, E2E shall not: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for, any shares of its capital stock.

                  (e) Issuance of Securities. Except as expressly contemplated by this Agreement, E2E shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its or their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

                  (f) No Inconsistent Action. Neither the E2E Stockholders nor E2E shall take any action that is inconsistent with their respective obligations under the Investment Documents in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by the Investment Documents. Neither the E2E Stockholders, E2E, nor any of their respective representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than the Company or any Affiliate of the Company and their respective representatives and agents) concerning any possible sale of E2E (including, without limitation, shares of capital stock of E2E), the sale of any material assets of E2E, or any similar transaction.

         8.2 Covenants of the Company. The Company agrees to observe and perform the following covenants and agreements:

                  (a) Conduct of the Business Prior to the Closing Date. Except (i) as required by law or regulation or (ii) as otherwise expressly consented to in writing by E2E, which consent will not be unreasonably withheld or delayed, prior to the Closing, the Company will: (1) not make or permit any material change in the general nature of its business; (2) maintain its ordinary course of business in accordance with prudent business judgment and consistent with past practice and policy; (3) preserve the Company as an ongoing business and use reasonable efforts to maintain the goodwill associated with the Company; (4) preserve all of its licenses, authorizations and other governmental rights and permits; (5) not enter into any material transaction or Contract other than in the ordinary course of business; (6) not purchase, sell, lease, dispose of or otherwise transfer or make any contract for the purchase, sale, lease, disposition or transfer of, or subject to lien, any of the material assets of the Company or any of its Subsidiaries other than in the ordinary course of business; (7) not make any changes in financial policies or practices, or strategic or operating policies or practices, except as required by law, rule or regulation; (8) comply in all material respects with all applicable Laws; (9) not make (i) any loan or advance to any officer, director, stockholder or employee other than in the ordinary course of business or (ii) make any other loan or advance to any Person other than in the ordinary course of business; and (10) not amend any of its Organizational Documents (except for taking any actions in connection with the Charter Amendment).

                  (b) Access to Offices, Properties and Records; Updating Information.

                           (1) From and after the date hereof and until the Closing Date, the Company shall permit E2E and its representatives to have, on reasonable notice and at reasonable times, reasonable access to such of the offices, properties and employees of the Company, and shall disclose, and make available to E2E and its representatives all books, papers and records to the extent that they relate to the ownership, operation, obligations and liabilities of or pertaining to the Company and its businesses, assets and investments.

                           (2) The Company will notify E2E as promptly as practicable of any significant change in the ordinary course of business or operation of the Company and shall use reasonable efforts to keep E2E fully informed of such events and permit E2E's representatives access to all materials prepared in connection therewith, consistent with any applicable Contract.

                           (3) As promptly as practicable after E2E's request, the Company will furnish such financial and operating data and other information pertaining to the Company's businesses and assets as E2E may reasonably request; provided, however, that nothing herein will obligate the Company to take actions that would violate the terms of any Contract to which it is a party.

                  (c) Third Party Consents. The Company will use its reasonable best efforts to obtain all necessary consents, approvals and waivers from any Person required under any license, lease, permit or Contract applicable to the Company.

                  (d) Dividends. The Company shall not: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for any shares of its capital stock.

                  (e) Issuance of Securities. Except as a result of any of the transactions contemplated or permitted by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its or their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

                  (f) No Inconsistent Action. The Company shall not take any action that is inconsistent with its obligations under the Investment Documents in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by the Investment Documents.

                  (g) Assumption of Put Agreement. The Company shall assume the obligation of Jonathan J. Ledecky pursuant to the Put Agreement by and among Jonathan J. Ledecky, William K. Dodd and Katharine W. Kelley dated as of May 14, 1999, as amended to date.

                       ARTICLE IX POST-CLOSING COVENANTS

         9.1 Proxy Statement. The Company will, as promptly as practicable after the Closing, prepare and file with the SEC the Proxy Statement with respect to the Charter Amendment contemplated by this Agreement. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date thereafter. The Proxy Statement shall meet the requirements of the Exchange Act and the relevant rules and regulations of the SEC. Each party hereto agrees to cooperate reasonably with each other party in connection with the preparation and filing of the Proxy Statement, including providing information to the other party with respect to itself as may be reasonably required in connection therewith. No representation, warranty, covenant or agreement is made by or on behalf of the Company with respect to information supplied by any other party for inclusion in the Proxy Statement. No representation, warranty, covenant or agreement is made by or on behalf of the E2E Stockholders with respect to information supplied by any other party for inclusion in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing the E2E Representatives with the opportunity to review and comment thereon. If at any time prior to the approval of the Charter Amendment any information relating to any party hereto or any of their respective officers, directors, shareholders or Subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company, as may be necessary.

         9.2 Assumption of Liabilities. As of Closing, the Company will assume all of the legitimate, verified liabilities of E2E outstanding as of the Closing Date, including without limitation, E2E's legal, accounting and printing expenses and other trade payables, in an amount not to exceed $1,500,000 in the aggregate.

                             ARTICLE X TERMINATION

         10.1     Termination by Either the Company or the E2E Representatives.
(a) This Agreement may be terminated and the Exchange may be abandoned by (i) the mutual, written agreement of the E2E Representatives and the Company, (ii) by either the E2E Representatives or the Company if (x) the Exchange shall not have been consummated by 5:00 p.m. Eastern Time on the date 45 days after the date hereof, provided that the party seeking to terminate this Agreement pursuant to this clause (ii) is not in breach of this Agreement (or in the case of the E2E Representatives, neither they nor any of the other E2E Stockholders are in breach of this Agreement), or (y) a Government Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that the party or parties seeking to terminate this Agreement pursuant to this clause (ii)(y) shall have used all reasonable efforts to remove such Order.

                  (b) This Agreement may be terminated at any time prior to the Closing by the Company, if there has been one or more breaches by E2E or the E2E Stockholders of any representations, warranties, covenants, or agreements contained in this Agreement which would entitle the Company not to close pursuant to Article V; provided however, that the Company may not terminate this Agreement pursuant to this Section 10.1(b) unless, within ten
(10) days of becoming aware of such breach, the Company has given written notice of such breach to the E2E Representatives and has provided such E2E Representatives with thirty (30) days to cure such breach.

                  (c) This Agreement may be terminated at any time prior to the Closing by the E2E Representatives, if there has been one or more breaches by the Company of any representations, warranties, covenants, or agreements contained in this Agreement which would entitle the E2E or the E2E Stockholders not to close pursuant to Article IV; provided however, that the E2E Representatives may not terminate this Agreement pursuant to this Section 10.1(c) unless, within ten (10) days of becoming aware of such breach, the E2E Representatives have given written notice of such breach to the Company and has provided the Company with thirty (30) days to cure such breach.

         10.2 Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article X, the terminating party shall give written notice thereof as promptly as practicable to the other Parties to this Agreement and this Agreement shall terminate and the transactions contemplated herein shall be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein:
(a) there shall be no liability or obligation on the part of any of the Parties hereto or any of their respective officers and directors, and all obligations of the Parties shall terminate, except for the obligations of the Parties pursuant to Articles X and XI; provided, however, that a Party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including, without limitation, any expenses incurred by the other Parties in connection with this Agreement and the transactions contemplated hereby and (b) all filings, applications, and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or Person to which made.

                            ARTICLE XI MISCELLANEOUS

         11.1 Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, such provision shall be amended by the Parties only to the extent necessary to be enforceable consistent with the Parties' intent, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to any Party of the remaining provisions of this Agreement.

         11.2 Survival of Representations and Warranties. The representations and warranties contained herein shall be terminated effective as of, and shall not survive, the Closing.

         11.3 Entire Agreement; Amendments. This Agreement (including the Schedules hereto) and the other documents and instruments referred to herein contain the entire understanding of the Parties with respect to the matters covered hereby and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing executed by the Parties.

         11.4 Notices. Any notices or communications required or permitted hereunder shall be in writing and addressed as follows:

                           If to E2E or any E2E Stockholder, to each of the E2E
Representatives at their respective addresses as set forth on the signature page hereto.


                           With a copy to:

                           Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                           Attn:  J. Hovey Kemp
                           Facsimile: (202) 637-5910
                           Telephone: (202) 637-5600

                           If to the Company:

                           U.S. Technologies Inc.
                           c/o U.S. Viewing Corporation
                           2001 Pennsylvania Avenue, NW
                           Suite 675
                           Washington, DC 20006
                           Attn:  Gregory C. Earls
                           Telephone: 202-466-3100
                           Facsimile: 202-466-4557

                           with a copy to:

                           Fleischman and Walsh L.L.P.
                           1400 Sixteenth Street, N.W.
                           Washington, DC 20036
                           Attn:  Stephen A. Bouchard
                           Telephone: 202-939-7945
                           Facsimile: 202-265-5706

         Any Party may, on fifteen (15) days' notice given in accordance with this Section 11.4 to the other Parties, designate another address or Person for receipt of notices hereunder. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) in the case of a facsimile transmission, when received by recipient in legible form and sender has received an electronic confirmation of receipt of the transmission; (b) in the case of delivery by a standard overnight courier, upon the date of delivery indicated in the records of such courier; (c) in the case of delivery by hand, when delivered by hand; or (d) in the case of delivery by first class (registered or certified) mail, upon the expiration of seven (7) Business Days after the day when mailed (postage prepaid, return receipt requested), addressed to the respective Parties at the above address (or such other address for a party as shall be specified by like notice).

         11.5 Waivers. No waiver by either Party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         11.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         11.7 Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto.

         11.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the

Parties hereto, and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

         11.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

         11.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, United States of America, without regard to the conflicts of laws principles thereof.

         11.11    Dispute Resolution.

                  (a) All disputes, controversies, and claims directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach or enforceability of this Agreement shall be finally, exclusively and conclusively settled by binding arbitration, as provided in this Section, under the International Rules of Conciliation and Arbitration of the American Arbitration Association (the "AAA") which are in effect as of the Closing.

                  (b) The arbitral tribunal shall be composed of three (3) arbitrators, one arbitrator being selected by the Company, one arbitrator being selected jointly by the E2E Representatives, and the third arbitrator being selected by the other two arbitrators. The arbitration proceedings shall be conducted in the English language, and all documents not in English submitted by any party must be accompanied by an English translation. The arbitration proceedings shall be conducted and any arbitral award shall be made in Washington, DC. No discovery shall be conducted except by written agreement of all Parties.

                  (c) The Parties agree: (i) that the arbitrator shall have no authority to award punitive damages or any damages other than those recoverable in accordance with this Agreement (which may include reasonable attorneys' fees and other costs of arbitration); (ii) to be bound by any arbitral award or Order resulting from any arbitration conducted thereunder and that any such award or Order shall be a reasoned award, shall be in writing, and shall specify the factual and legal basis for the award, shall be final and binding; (iii) not to commence, procure, participate in, or otherwise be involved as a party in any claim, Action or Proceeding that might result in any Order concerning a dispute (except for initiating Actions or Proceedings to obtain a judgment recognizing or enforcing an arbitral award or Order and except for applications, claims, Actions or Proceedings by the Parties, seeking interim interlocutory or other provisional relief in any court having jurisdiction, but only on the ground that the award to which the applicant may be entitled may be rendered ineffectual without such provisional relief); (iv) any monetary award shall be made and payable in U.S. Dollars, in each case through a bank selected by the recipient of the award, together with interest therein at the lesser of the one year London Interbank Offered Rate (LIBOR), as appearing in the Reuters screen, plus five (5) percent or the maximum interest rate permissible under applicable Law, from the fifth (5) Business Day after the award is granted to but excluding the date it is paid in full; and (v) that judgment or any arbitral award or Order resulting from an arbitration conducted under this Section may be entered in any court of competent jurisdiction having jurisdiction thereof or having jurisdiction over either Party or any of their assets.

                  (d) The Company, E2E and the E2E Stockholders hereby irrevocably waive and exclude all rights of appeal, challenge, or recourse to any court from any arbitral award or Order resulting from any arbitration conducted under this Section (except for initiating Actions or Proceedings to obtain a judgment recognizing or enforcing an arbitral award or Order and except for Actions or Proceedings seeking interim, interlocutory or other provisional relief in any court having jurisdiction, but only on the ground that the award to which the applicant may be entitled may be rendered ineffectual without such provisional relief). Each of the Parties to this Agreement hereby consents to the non-exclusive jurisdiction of any court of competent jurisdiction in Washington, DC for all Actions or Proceedings to obtain a judgment recognizing or enforcing an arbitral award or Order and waives any defense or opposition to such jurisdiction.

                  (e) The arbitrators, in their discretion, may consolidate two or more arbitrations or claims between any of the Parties arising pursuant to this Agreement or any other agreement among the parties or to which the shareholders of the Company, E2E and the E2E Stockholders are a party into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different claims that may rise in any one arbitration. Notwithstanding the foregoing, the arbitrators shall consolidate arbitrations and/or claims, if they determine that it would be more efficient to consolidate such arbitrations and/or claims than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or claims to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or claims to be consolidated or (iii) there is a danger of inconsistent awards.

                  (f) Each Party shall bear its own expenses in connection with the arbitration provided in this Section, provided that the fees of the arbitrators shall be divided equally between the Parties.

         11.12 Drafting. Each Party acknowledges that its legal counsel participated in the preparation of this Agreement. The Parties therefore stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any Party against the other.

         11.13 Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OF OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         11.14 Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         11.15 Further Assurances. From and after the date of this Agreement, each party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

         11.16 Disclosure to Other Persons. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other parties, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other parties.

           [THE REMAINDER OF THIS PAGE INTENTIONALLY IS LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     U.S. TECHNOLOGIES INC.



                                     By: /s/ C. Gregory Earls
                                         --------------------------------------
                                         Name:  C. Gregory Earls
                                         Title: Co-Chairman and Co-CEO


                                     E2ENET, INC.



                                     By: /s/ Steven J. Quamme
                                         --------------------------------------
                                         Name:  Steven J. Quamme
                                         Title:
                                               --------------------------------

  [signature page to Stock Exchange Agreement, dated as of February __, 2000]


                                NORTHWOOD CAPITAL PARTNERS LLC



                                By:   /s/ Harry T. Wilson
                                   --------------------------------------------
                                Name:     Harry T. Wilson
                                     ------------------------------------------
                                Title:    Managing Director
                                      -----------------------------------------
                                Address:  485 Underhill Boulevard, Suite 205
                                          -------------------------------------
                                          Syosset, NY 11791
                                          -------------------------------------
                                Phone:    516 364-5544
                                          -------------------------------------
                                Fax:      516 364-0879
                                          -------------------------------------
                                Shares:
                                       ----------------------------------------

                                NORTHWOOD VENTURES LLC



                                By:   /s/ Harry T. Wilson
                                   --------------------------------------------
                                Name:     Harry T. Wilson
                                          -------------------------------------
                                Title:    Managing Director
                                          -------------------------------------
                                Address:  485 Underhill Boulevard, Suite 205
                                          -------------------------------------
                                          Syosset, NY 11791
                                          -------------------------------------
                                Phone:    516 364-5544
                                          -------------------------------------
                                Fax:      516 364-0879
                                          -------------------------------------
                                Shares:
                                       ----------------------------------------


                                JONATHAN J. LEDECKY



                                By:   /s/ Jonathan J. Ledecky
                                   --------------------------------------------
                                Name:     Jonathan J. Ledecky

                                  SCHEDULE 4.5
                            COMPANY NEW INVESTMENTS

Company New Investments (cash for working capital, any PIE acquisitions, any E2E expenses assumed that are to be paid at E2E/Company closing, and any new investments in E2E portfolio companies)

        --   Additional Series A shares to Earls affiliates for        $1,250,000
             recent and anticipated advances consistent with
             his previous commitments/rights; use 12.2(cent)
             valuation/conversion to common;

        --   New Series to others (to close by                         $5,000,000
             E2E closing); use $.90 for conversion to               to $8,750,000
             common (essentially USXX closing market
             price before USXX/E2E announcement);
             mandatorily convertible when adequate
             common authorized

                                SCHEDULE 7.3(b)
                           ADDITIONAL COMPANY OPTIONS


                   BOARD OF DIRECTORS

                                  number of options*
                                  ------------------

The Honorable
Alexander M. Haig, Jr.                      250,000

The Honorable
William H. Webster                          250,000

The Honorable
George J. Mitchell                          250,000

Rick Rickertsen                             250,000

Peter Schiff                                250,000

Henry T. Wilson                             250,000

Greg Earls                                  250,000

                        ADVISORS

H. Lee Rust                                 150,000

Edward Hauk                                 100,000

                        PERSONNEL

Michael Deale                               200,000

Lucille A. Payne                             75,000

Dana R. Williams                             75,000

Jacqueline D. Scott                          75,000

Amy Blodgett Paladini                        75,000

Sharon D. Anderson                           25,000


*Exercise Price = $.90 per share, to vest pro rata on the first, second and third anniversaries of their grants.

                    OTHERS **

Liaven Mallin                               125,000

William Phelan                              125,000

Marla Malcolm-Nagler                        100,000

Barry Beck                                   66,667

Adam Kidron                                 100,000

Frank Cooper, III                           100,000

** Exercise Price = $.90 per share